Exhibit 10.1

INDEPENDENT CONTRACTORS SERVICES AGREEMENT

This Independent Contractor Services Agreement (the “Agreement”) is effective this 24th day of May, 2021, and is made by and between Cell MedX Corp. (the “Company”), with an address at 123 West Nye Ln., Suite 446, Carson City, NV 89706 and Howard Isaacs of [redacted], and Richard Cavalli of [redacted] (together referred herein as the “Contractors”).

Engagement of Services

The Company agrees to hire the Contractors and the Contractors agree to research and write articles, reports, and blogs about the Company that will be directed to individual investors, financial institutions, and potential industry partners.

The Contractors must receive written approval from the Company on all written material prior to public dissemination. If any written material is disseminated by the Contractors without the prior approval of the Company this Agreement may be terminated immediately and no further payments will be made.

Term

The initial term of this Agreement is 3 months beginning May 24, 2021, and ending August 24, 2021, and can be extended in writing upon agreement of all parties. The Agreement can be cancelled by either party with 30-day notice.

Compensation

Richard Cavalli

The Company agrees to pay Richard Cavalli $5,000 per month in United States dollars on the following schedule in advance of each month.

May 24, 2021	$5,000
June 24, 2021	$5,000
July 24, 2021	$5,000

Payments to Richard Cavalli to be wired to:

RICHARD A CAVALLI

[redacted]

Richard Cavalli Social Security number is: [redacted].

Howard Isaacs

The Company agrees to pay Howard Isaacs 25,000 restricted shares of the common stock of Cell MedX Corp. per month at a deemed price of $0.20 per share.

Mr. Isaacs will receive a total of 75,000 restricted common shares of Cell MedX Corp. issued as follows;

June 24, 2021	25,000 Restricted Common Shares
July 24, 2021	25,000 Restricted Common Shares
August 24, 2021	25,000 Restricted Common Shares

Mr. Isaacs represents that he is an accredited investor as defined in Rule 510(a) under the Securities Act of 1933, as Amended (The “Act”). An investor Questionnaire is attached and is to be filled in prior to the issuance of share certificates.

Howard Isaacs Social Security number: [redacted]

Isaacs’ shares to be delivered to:

[redacted]

Independent Contractor Relationship

The Contractors’ relationship with the Company is that of independent contractors, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship.

The Contractors are solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. The Contractors are solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of the Contractors’ compensation will be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes. The Company will regularly report amounts paid to the Contractors by filing Form 1099-MISC with the Internal Revenue Service as required by law.

Ownership Rights in Company Property

The Company shall be the sole and exclusive owner of Company Property. “Company Property” means (a) all materials (including, without limitation, all documents, data, reports, drawings, analyses, equipment, products, prototypes, services and other work) furnished to the Contractors by the Company or produced by the Contractors in the performance of this Agreement or pursuant to any Project Assignment; and (b) all copyrights, patents, trade secrets, inventions, and other proprietary rights produced by the Contractors in the performance of this Agreement or pursuant to any Project Assignment. The term “Company Property” does not include any general know-how, methodology, processes, products, devices or experience the Contractors gained prior to performance of the Services or from experience gained parallel to performance of the Services from unrelated sources. To the fullest extent permitted by law, all Company Property produced by the Contractors shall be deemed to be “Works for Hire” for the benefit of the Company, as U.S. federal and international copyright law defines that term. To the extent Company Property may not be considered Works for Hire, the Contractors hereby sell, assign, and transfer all of their rights, title, and interest in Company Property to the Company, without additional consideration. The Contractors shall promptly execute and deliver any documents or instruments reasonably requested by the Company to evidence such transfers and the Contractors shall be reimbursed for reasonable expenses incurred by compliance with this obligation.

Survival

The rights and obligations contained herein will survive any termination or expiration of this Agreement.

Notices

Any notice which a party is required or permitted to give to another party shall be given by personal delivery, email or registered or certified mail, return receipt requested, addressed to the other party at the appropriate address set forth in this Section below, or at such other address as the other party may from time to time designate in writing. The date of personal delivery or the date of mailing of any such notice shall be deemed to be the date of delivery thereof.

If to the Company:

Cell MedX Corp.

123 West Nye Ln

Suite 446

Carson City, NV 89706

If to the Contractors:

Howard Isaacs

[redacted]

Richard Cavalli

[redacted]

Quality

The Contractors warrant to the Company that the Services performed under this Agreement shall be performed with the degree of skill and care that is required by current, good and sound professional procedures and practices, and in conformance with generally accepted professional standards prevailing at the time the work is performed so as to ensure that the services performed are correct and appropriate for the purposes contemplated in this Agreement.

Governing Law

This Agreement shall be governed by the laws of the State of Nevada.

Entire Agreement

This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Services undertaken by the Contractors for the Company. This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date, May 24, 2021.

Cell MedX Corp.

By: /s/ Brad Hargreaves

Name: Brad Hargreaves

Title: VP Technology & Operations

Contractors

By: /s/ Howard Isaacs

Howard Isaacs

By: /s/ Richard Cavalli

Richard Cavalli